                                                                  Exhibit 99.(d)

                              AMENDED AND RESTATED
                    AGREEMENT FOR INVESTMENT COUNSEL SERVICE

     THIS AGREEMENT between MAIRS AND POWER, INC., a Minnesota Corporation, (the "Adviser"), and MAIRS AND POWER BALANCED FUND, INC., a Minnesota Corporation formerly known as Mairs and Power Income Fund, Inc., (the "Fund") is hereby restated effective July 13, 2004, and replaces the original agreement dated March 21, 1972 as amended May 17, 1982.

     That in consideration of the mutual covenants herein contained and the performance herein required, the Fund and Adviser hereby mutually agree as follows:

     1.   APPOINTMENT OF ADVISER.

     The Fund hereby appoints and employs the Adviser to act as investment adviser for the Fund for the term, with the duties, and subject to the conditions as provided in this Contract, and the Adviser hereby accepts such appointment and employment.

     2.   DUTIES OF ADVISER.

     The Adviser shall furnish to the Fund such management, investment advisory, statistical and research facilities and services as may be required from time to time by the Fund. The duties of the Adviser under this Contract shall not prevent the Adviser from rendering similar services to other persons, firms, trusts, corporations or other entities.

     It is recognized the officers of the Adviser may and probably will serve as officer of the Fund. They shall receive no compensation as officers nor as directors of the Fund, their compensation being limited to that which they receive from the Adviser. The propriety of officers of the Adviser acting as officers and directors of the Fund is fully recognized hereby and it is ratified and confirmed by the Fund and all its shareholders.

     The Fund hereby agrees to indemnify the Adviser for any loss or liability which may be imposed upon the Adviser or its officers or directors by reason of any act or acts that are performed by them or any of them in the performance of this service or the within agreement as long as such act or acts shall have been performed in good faith, but nothing in this agreement shall be construed as protecting or purporting to protect the Adviser against any liability to the Fund or its security holders to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Contract.

     3.   ALLOCATION OF EXPENSES.

     The Adviser will assume all executive salaries and executive expenses and office rent, and the Adviser will absorb all such expenses and not charge the same since the same are included in its fees for management of the Fund. All other expenses of operating and maintaining the Fund including but not limited to attorneys and accountants fees, official fees of the Securities and Exchange Commission and Minnesota Securities Commission, printing, stationery, mimeographing and postage expenses, and premiums on fidelity bonds and insurance, and other like expenses will be paid by the Fund directly to the recipient thereof. The Adviser will assume all expenses of distribution, sales or promotion of the Fund.

     4.   COMPENSATION OF THE ADVISER.

     The Fund shall pay to the Adviser for its investment advisory services a fee, calculated for each day that this Contract is in effect, of 1/365 of 0.60% of the daily closing net asset value of the Fund (or 1/366 of such rate in a leap year). The fee shall be payable in arrears on the last day of each month during which this Contract is in effect.

     In the event that the total expenses incurred by the Fund in any fiscal year, excluding interest, taxes, brokerage commissions and extraordinary litigation costs, but including payments to the Adviser, shall exceed 1 1/2% of the first $30 million dollars and 1% of the balance of the average value of the net assets of the Fund during said fiscal year, based upon computations of such value made as of the close of business on the last valuation day of each month during such fiscal year, then the Adviser agrees to bear, to the extent of compensation paid to the Adviser by the Fund, such excess expenses.

     5.   EFFECTIVE DATE, DURATION AND TERMINATION OF THIS CONTRACT.

          (a) This amended and restated Contract amends the Contract between the Adviser and the Fund dated March 21, 1972, as amended May 17, 1982, on the effective date hereof which shall be at the commencement of business on July 13, 2004.

          (b) This Contract shall remain in effect (unless terminated as hereinafter provided) until July 1, 2005 and from year to year thereafter; provided that this Contract shall continue in effect after July 1, 2005 only as long as

               (1) such continuance is specifically approved at least annually by either (A) the Board of Directors of the Fund, or (B) "vote of a majority of the outstanding voting securities" (as defined in Section 2(a)(42) of the Investment Company Act of 1940) of the Fund, and

               (2) the terms of this Contract are approved at least annually by the vote of a majority of the Directors of the Fund, who are not parties to the Contract or "interested persons" of any such party (as such terms are used in Section 15 (c) of the Investment Company Act of 1940) cast in person at a meeting called for the purpose of voting on such approval.

          (c) This Contract may be terminated at any time without the payment of any penalty by vote of the Board of Directors of the Fund or by "vote of a majority of the outstanding voting securities" (as defined in Section 2(a)(42) of the Investment Company Act of 1940) of the Fund, or by the Adviser, in each case upon sixty calendar days' prior written notice to the other party to the Contract.

          (d) This Contract shall terminate automatically in the event of its "assignment" (as defined in Section 2(a)(4) of the Investment Company Act of
1940).

     6.   AMENDMENTS.

     This Contract may be amended at any time or from time to time by an instrument in writing signed by a duly authorized officer of the Fund and by the Adviser, but no amendment to this Contract shall be effective until

               (1) such amendment is approved by the affirmative "vote of a majority of the outstanding voting securities" (as defined in Section 2(a)(42) of the Investment Company Act of 1940), and

               (2) the terms of such amendment are approved by the vote of a majority of the Directors of the Fund, who are not parties to the Contract or "interested persons" of any such party (as such terms are used in Section 15(c) of the Investment Company Act of 1940), cast in person at a meeting called for the purpose of voting on such approval.

                                         MAIRS AND POWER BALANCED
                                         FUND, INC.


                                         By:  /s/ William B. Frels
                                            ------------------------------------
                                              President


                                         MAIRS AND POWER, INC.


                                         By:  /s/ William B. Frels
                                            ------------------------------------
                                             President


                                         By:  /s/ Peter G. Robb
                                            ------------------------------------
                                              Vice President and Secretary

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